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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Old Second Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60506

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2012

TO THE STOCKHOLDERS:

        The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, May 15, 2012 at 10:00 a.m., central time, at Waubonsee Community College, 18 S. River Street, Aurora, Illinois, for the following purposes:

  1.
  to elect four members of the board of directors;

  2.
  to approve, in a non-binding, advisory vote, the compensation of our named executive officers, as described in the proposal on Old Second's executive compensation disclosed in the proxy statement, which is referred to as the "say-on-pay" proposal;

  3.
  to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ended December 31, 2012; and

  4.
  to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

        The board of directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 23, 2012 are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting. In the event there are an insufficient number of votes for a quorum at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the board of directors

William B. Skoglund Chairman and Chief Executive Officer

Aurora, Illinois
April 16, 2012

IMPORTANT:    THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60506

PROXY STATEMENT

        This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders. This meeting is to be held at Waubonsee Community College, 18 S. River St., Aurora, Illinois on May 15, 2012 at 10:00 a.m., central time, or at any postponements or adjournments of the meeting. Old Second conducts full service community banking and trust business through its wholly-owned subsidiary, Old Second National Bank.

        A copy of our annual report for the year ended December 31, 2011, which includes audited financial statements, is enclosed. This proxy statement was first mailed to stockholders on or about April 16, 2012. As used in this proxy statement, the terms "the Company," "we," "our" and "us" all refer to Old Second and its subsidiaries.

Why am I receiving this proxy statement and proxy form?

        You are receiving a proxy statement and proxy form from us because on March 23, 2012, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning these matters to assist you in making an informed decision.

        When you sign the enclosed proxy form, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy form, ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy form in advance of the meeting just in case your plans change.

        If you have signed and returned the proxy form and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her best judgment.

What matters will be voted on at the meeting?

        You are being asked to vote on: (i) the election of four nominees to our board of directors; (ii) a non-binding, advisory proposal to approve the compensation of our named executive officers, which is referred to as the "say-on-pay" proposal; (iii) the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ended December 31, 2012; and (iv) any other business that may properly be brought before the meeting.

How do I vote?

        A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy. Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted "FOR" the election of the nominees for director named in this proxy statement, "FOR" the say-on-pay proposal and "FOR" the ratification of our independent registered public accounting firm.

        If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (or what is usually referred to as "street name"), you will need to arrange to obtain a proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete and return your proxy card in advance of the annual meeting in case your plans change.

What does it mean if I receive more than one proxy form?

        It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

        If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker's responsibility to vote your shares for you in the manner you direct.

        Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as ratifying the appointment of an independent registered public accounting firm, but cannot vote on non-routine matters, such as the adoption or amendment of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. If there is a matter presented to stockholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a "broker non-vote" and may affect the outcome of the voting on those matters.

        The election of directors and say-on-pay proposal are considered non-routine matters. Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the 2012 annual meeting upon receipt of our proxy materials. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy card.

        If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

  •
  signing another proxy card with a later date and returning that proxy card to us;

  •
  sending notice to us that you are revoking your proxy, or

  •
  voting in person at the meeting.

        If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.

How many votes do we need to hold the annual meeting?

        A majority of the shares that were outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. On March 23, 2012, the record date, there were 14,034,991 shares outstanding. A majority of these shares must be present in person or by proxy at the meeting.

        Shares are counted as present at the meeting if the stockholder either:

  •
  is present in person at the meeting; or

  •
  has properly submitted a signed proxy form or other proxy.

What happens if any nominee is unable to stand for re-election?

        The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

        Except with respect to the election of directors, you may vote "for," "against" or "abstain" on each proposal properly brought before the meeting. In the election of directors you may vote "for" or "withhold authority to vote for" each nominee.

How many votes may I cast?

        Generally, you are entitled to cast one vote for each share of stock you owned on the record date with respect to each of the proposals. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

        Except with respect to the election of directors, a majority of votes present and entitled to vote at the meeting will approve each matter that arises at the annual meeting. The directors are elected by a plurality and the four individuals receiving the highest number of votes cast "FOR" their election will be elected as directors of Old Second. A "withhold authority" vote will have the same effect as a vote against the election of a particular director. Please note, however, because the say-on-pay vote is advisory, it will not be binding upon the board of directors or the Compensation Committee.

        Abstentions and broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the effect of a vote against the say-on-pay proposal and the ratification of the appointment of our independent registered public accounting firm, while broker non-votes will not affect these votes.

How are votes counted?

        Voting results will be tabulated and certified by the election judges.

Where do I find the voting results of the meeting?

        If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Form 8-K within four business days of the voting.

Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting to be held on May 15, 2012.

        Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet at www.oldsecond.com under "2012 Annual Meeting Materials." Stockholders will receive a full set of these materials through the mail from us or from your broker.

 PROPOSAL 1:

ELECTION OF DIRECTORS

        Old Second's board of directors is divided into three classes, approximately equal in number. At the annual meeting to be held on May 15, 2012, you will be entitled to elect four directors for terms expiring in three years, as described herein. We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

        The Nominating and Corporate Governance Committee of the board of directors of Old Second has nominated four persons for election at this annual meeting, all of whom are incumbent directors.

        Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director and business experience during the previous five years. The four nominees for director, if elected at the annual meeting, will serve for terms expiring in 2015. None of the directors serve on the boards of any other publicly traded companies besides Old Second.

        Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted "FOR" the election of the nominees proposed by the board of directors.

Board Recommendation

        The board of directors recommends you vote your shares "FOR" each of the nominees for director.

NOMINEES

Name	Served as Old Second Director Since	Principal Occupation
(Term expires 2015)
J. Douglas Cheatham (Age 55)	2003

Executive Vice President and Chief Financial Officer, Old Second Bancorp, Inc. (2007-present), Secretary, Old Second Bancorp,  Inc. (2010-present), Sr. Vice President, Chief Financial Officer, Chief Accounting Officer and Assistant Secretary, Old Second Bancorp, Inc. (2003-2007).

James Eccher (Age 46)	2006

Executive Vice President and Chief Operating Officer, Old Second Bancorp, Inc. (2007-present), President and Chief Executive Officer, Old Second National Bank (2003-present), Sr. Vice President and Branch Director, Old Second National Bank (1999-2003), President and Chief Executive Officer of Bank of Sugar Grove (1995-1999).

Gerald Palmer (Age 66)	1998	Retired Vice President/General Manager, Caterpillar, Inc., a construction equipment manufacturer.
James Carl Schmitz (Age 63)	1999	Tax Consultant (1999-present), Director of Taxes with H. B. Fuller Company (1998), tax specialist with KPMG LLP (1999).

 CONTINUING DIRECTORS

Name	Served as Old Second Director Since	Principal Occupation
(Term expires 2013)
Edward Bonifas (Age 52)	2000	Vice President, Alarm Detection Systems, Inc., producer and installer of alarm systems, closed circuit video systems and card access control systems.
William Meyer (Age 64)	1995	President, William F. Meyer Co., a wholesale plumbing supply company.
William B. Skoglund (Age 61)	1992	Chairman and Chief Executive Officer of Old Second Bancorp, Inc. and Chairman of Old Second National Bank.

Name	Served as Old Second Director Since	Principal Occupation
(Term expires 2014)
Barry Finn (Age 52)	2004	President and Chief Executive Officer, Rush-Copley Medical Center (2002-present), Chief Operating Officer and Chief Financial Officer, Rush-Copley Medical Center (1996-2002).
William Kane (Age 60)	1999	Partner, Label Printers, Inc., a printing company.
John Ladowicz (Age 59)	2008	Former Chairman and Chief Executive Officer of HeritageBanc, Inc. and Heritage Bank (1996-2008).

        All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

Director Qualifications

        We have established minimum criteria that we believe each director should possess to be an effective member of our board. Those criteria are discussed in more detail on page 8 of this proxy statement. The particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves on is as follows:

        Mr. Bonifas:    We consider Mr. Bonifas to be a qualified candidate for service on the board, the Audit Committee and the Compensation Committee due to his skills and expertise acquired as a leader of a successful business and his prominence in the community.

        Mr. Cheatham:    We consider Mr. Cheatham to be a qualified candidate for service on the board due to his experience in the financial services industry and the familiarity with Old Second's operations he has acquired as Chief Financial Officer of Old Second.

        Mr. Eccher:    We consider Mr. Eccher to be a qualified candidate for service on the board due to his experience in the financial services industry and the familiarity with Old Second's operations he has acquired as the Chief Operating Officer of Old Second and President of Old Second National Bank.

        Mr. Finn:    We consider Mr. Finn to be a qualified candidate for service on the board and the Nominating and Corporate Governance Committee due to his business and financial expertise acquired as an executive at a successful local medical center, as well as his prominence in the community.

        Mr. Kane:    We consider Mr. Kane to be a qualified candidate for service on the board and the Compensation Committee due to his experience as a partner at a successful local business, his general experience in business and his prominence in the community.

        Mr. Ladowicz:    We consider Mr. Ladowicz to be a qualified candidate for service on the board, the Audit Committee and the Nominating and Corporate Governance Committee due to his previous experience as a chief executive officer in the financial services industry, as well as his extensive knowledge of the market areas we entered through the acquisition of HeritageBanc, Inc. in 2008.

        Mr. Meyer:    We consider Mr. Meyer to be a qualified candidate for service on the board, the Compensation Committee and the Nominating and Corporate Governance Committee due to his skills and expertise acquired as president of a well-established local business and his prominence in the local business community.

        Mr. Palmer:    We consider Mr. Palmer to be a qualified candidate for service on the board, the Compensation Committee and the Nominating and Corporate Governance Committee due to his skills and expertise acquired as vice president of a successful publicly traded company, his experience in the industrial manufacturing industry and his knowledge of the business community in the markets we serve.

        Mr. Schmitz:    We consider Mr. Schmitz to be a qualified candidate for service on the board and the Audit Committee due to his skills and expertise in tax consulting and his familiarity with our local market areas.

        Mr. Skoglund:    We consider Mr. Skoglund to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with Old Second's operations he has acquired as the Chief Executive Officer of Old Second.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

        Currently, the board of directors is made up of ten directors who are elected every three years to serve staggered terms. As disclosed below, the U.S. Department of the Treasury (the "U.S. Treasury") as the holder of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (The "Series B Preferred Stock") also has the right to appoint two directors if dividend payments on the Series B Preferred Stock are deferred for an aggregate of six quarters. In the event the U.S. Treasury exercises its right to appoint directors, our board will consist of twelve directors instead of ten. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Old Second, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below. The board has determined that all of the directors and nominees are "independent" as defined by the Nasdaq Stock Market, with the exception of Messrs. Skoglund, Cheatham and Eccher, each of whom is an executive officer.

        The board of directors held 12 regular and 7 special meetings during 2011. All of the directors attended at least 75% of these meetings and the meetings of the committees on which they served. We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting. Last year, all directors attended our annual meeting.

        The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility. Among other things, the board adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting. The Code of Business Conduct and Ethics, as well as other information pertaining to our committees, corporate governance and reporting with the Securities and Exchange Commission, can be found on our website at www.oldsecond.com.

        The board of directors has standing Audit, Nominating and Corporate Governance and Compensation Committees, each of which is made up solely of directors who are deemed to be "independent" under the rules of Nasdaq. Nasdaq's independence rules include certain instances that will preclude a director from being deemed independent and the board reviews those requirements each year to determine a director's status as an independent director.

        During the review of Mr. Finn's status as an independent board member, the board considered Mr. Finn's roles as President and Chief Executive Officer at Rush-Copley Medical Center and Mr. Skoglund's position as the Vice Chairman of Rush-Copley's board of directors. Our board determined that this does not preclude a finding that Mr. Finn is independent under Nasdaq's rules because Mr. Skoglund does not serve on Rush-Copley's compensation committee and has recused himself from any discussions or votes that involve Mr. Finn's salary.

        Actions taken by each committee of the board are reported to the full board, usually at its next meeting. The principal responsibilities of each of the committees are described below.

Audit Committee

        The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm and exercises its authority to do so in accordance with a policy that it has adopted. Additionally, the Audit Committee reviews and approves all related party transactions between Old Second and related parties in accordance with Nasdaq's rules and regulations.

        The members of our Audit Committee during 2011 were Messrs. Finn, (who served as Chairman), Bonifas, Ladowicz and Schmitz, each of whom is deemed to be an independent director under Nasdaq's rules. We expect that these members will continue to serve on the committee in 2012. Mr. Finn was appointed as chairman of the Audit Committee in 2008. Mr. Schmitz will serve as chairman of the Audit Committee at any meeting Mr. Finn is unable to attend or if Mr. Finn is otherwise unable to carry out the duties of Audit Committee chairman. The Audit Committee met 6 times in 2011.

        The board has designated Mr. Finn, who is currently President and Chief Executive Officer of Rush-Copley Medical Center and previously served as its Chief Operating Officer and Chief Financial Officer, as the "audit committee financial expert," as such term is defined by the regulations of the SEC. The board's determination was based upon Mr. Finn's level of knowledge and experience regarding financial matters and his experience overseeing and managing the audit of an organization, which he has gained both from his formal education and from his professional experience as the Chief Financial Officer of a regional hospital organization. The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of the financial statements of Old Second. Mr. Finn, or another member of the Audit Committee, met on a quarterly basis during 2011 with our independent registered public accounting firm.

        The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to corporatesecretary@oldsecond.com.

Compensation Committee

        The Compensation Committee reviews the performance of Old Second's executive officers and establishes their compensation levels. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to corporatesecretary@oldsecond.com. The Compensation Committee met 4 times during 2011.

        The members of the Compensation Committee in 2011 were Messrs. Bonifas, Kane, Meyer and Palmer (who served as Chairman), each of whom is an "independent" director as defined by Nasdaq, an "outside" director pursuant to Section 162(m) of the Internal Revenue Code and a "non-employee" director under Section 16 of the Securities Exchange Act of 1934. We expect that these members will continue to serve on the committee in 2012.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the board as they may occur during the year. The committee also reviews on a periodic basis whether each director is "independent" under the rules of Nasdaq. Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to corporatesecretary@oldsecond.com. The Nominating and Corporate Governance Committee met one time in 2011.

        The members of the Nominating and Corporate Governance Committee in 2010 were Messrs. Finn, Ladowicz, Meyer and Palmer (who served as Chairman), each of whom is deemed to be an independent director under Nasdaq's rules. It is anticipated that the Nominating and Corporate Governance Committee will consist of Messrs. Finn, Ladowicz, Meyer and Palmer throughout 2012. Mr. Palmer is expected to remain as Chairman of the committee in 2012.

Director Nominations and Qualifications

        In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any. The committee reviews each candidate in light of the criteria that we believe each director should possess. Included in the criteria are whether each nominee: (i) meets the minimum requirements for service on the board of directors contained in our bylaws; (ii) is under the age of 70 at the time of his or her election, pursuant to our certificate of incorporation; (iii) possesses the highest personal and professional ethics, integrity and values; (iv) has, in the committee's opinion, a sufficient educational and professional background and relevant past and current employment affiliations, board affiliations and experience for service on the board; (v) has demonstrated effective leadership and sound judgment in his or her professional life; (vi) has a strong sense of service to the communities in which we serve; (vii) has exemplary management and communication skills; (viii) is free of conflicts of interest that would prevent him or her from serving on the board; (ix) will ensure that other existing and future commitments do not materially interfere with his or her service as a director; (x) will review and agree to meet the standards and duties set forth in the Company's Code of Business Conduct and Ethics; (xi) is willing to devote sufficient time to carrying out their duties and responsibilities effectively; and (xii) is committed to serving on the board for an extended period of time. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent).

        The committee, when considering potential board members, will look at all of the foregoing criteria and arrive at the candidate that best meets the items set forth. The various qualifications and criteria are normally considered by the committee in connection with its evaluation of who the committee will recommend as the Company's nominees. Generally, each incumbent director standing for re-election should have and will have, at a minimum, attended at least 75% of board meetings during the past year and attended a majority of committee meetings of which he or she is a member. The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.

        All of the nominees for election as directors for the 2012 annual meeting were nominated by the committee. The committee did not receive any formal stockholder nominations for directors.

U.S. Treasury's Ability to Appoint Directors

        As discussed in greater detail in note 24 to our consolidated financial statements included in our 2012 Annual Report on Form 10-K, the Company entered into a Letter Agreement with the U.S. Treasury in January 2009 pursuant to which the Company issued (i) 73,000 shares of the Company's Series B Preferred Stock and (ii) a warrant to purchase 815,339 shares of the Company's common stock for an aggregate purchase price of $73.0 million in cash. This transaction occurred pursuant to and is governed by the U.S. Treasury's Capital Purchase Program. The Series B Preferred Stock currently carries a 5% cumulative annual dividend rate, payable quarterly. Dividend payments on the Series B Preferred Stock may be deferred; however, failure to pay dividends on the Series B Preferred Stock for an aggregate of six quarters gives the U.S. Treasury the right to elect two directors to our board, which continues until the Company has paid all outstanding dividends. The Company suspended quarterly cash dividends on its Series B Preferred Stock in August 2010, and, as of the date of this proxy statement, the Company has not paid dividends for an aggregate of six quarters. As of January 2012, the U.S. Treasury has appointed an observer to the Company's board of directors. Although the U.S. Treasury has not yet elected any directors to serve on our board, it has indicated that it intends to appoint two directors to our board sometime during 2012. In the event that the U.S. Treasury appoints two directors, our board will consist of twelve members, including the ten directors who have been elected by the holders of our common stock and two directors appointed by the U.S. Treasury as holder of the Company's Series B Preferred Stock. Holders of shares of our common stock are not entitled to vote on these appointments.

Common Stock Ownership and Retention Guidelines for Directors

        In January of 2010, the Compensation Committee established guidelines to further align the interests of board members and stockholders by requiring all directors to develop a significant equity stake in the organization they oversee. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

        Non-employee directors are expected to acquire and hold during their service as board members, shares of our common stock equal in value to at least three times the annual cash retainer for non-employee directors. Non-employee directors have three years from their initial election to the board to meet the target stock ownership guidelines. Once they obtain the requisite number of shares, they are expected to continuously own sufficient shares to meet the guidelines. The stock ownership goal will be determined by using the value of their retainers as of January 1 of each year and the average closing stock price for our common stock over the prior twelve months.

        Shares that count toward meeting the stock ownership guidelines include: (i) shares owned, which include shares obtained upon exercise of options or shares purchased in the open market; (ii) shared ownership, which includes shares owned or held in trust by immediate family; and (iii) restricted stock units. Unexercised stock options do not count toward meeting the stock ownership guidelines. Until such time as the director reaches his or her target stock ownership, the director will be required to hold 50% of the shares of common stock received upon lapse of the restrictions, and upon exercise of stock options. In the rare instance in which these guidelines would place a severe hardship on a director, the Compensation Committee may decide to allow an alternative stock ownership guideline that reflects the intentions of these overall guidelines and the directors' own personal circumstances.

Board Leadership Structure

        The positions of Chairman of the Board and Chief Executive Officer of Old Second have historically been combined, and Mr. Skoglund currently holds both positions. We believe this board leadership structure is the most appropriate because our Chief Executive Officer has the best knowledge of the day-to-day operations of the Company and can make recommendations to the board based on his ongoing experience and "hands on" running of the Company. For this reason, we believe combining the two roles greatly enhances the decision-making processes of the board as a whole. We have a strong governance structure in place, including a designated lead independent director, to ensure the powers and duties of the dual role are handled responsibly. Furthermore, consistent with Nasdaq's listing requirements, the independent directors regularly have the opportunity to meet in executive session without management or any non-independent directors in attendance. In 2011, the independent directors met 3 times in executive session.

        In 2004, the board of directors created the position of a "lead" independent director, currently filled by Mr. Palmer. The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee's selection. The lead independent director assists the board in assuring effective corporate governance and serves as chairman of the independent director sessions.

Board's Role in Risk Oversight

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

        While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal and organizational risks, and receives regular reports from the management team's senior risk officer regarding comprehensive organizational risk as well as particular areas of concern. The board's Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. Additionally, our chief credit officer and loan review staff are directly responsible for overseeing our credit risk.

        We believe that establishing the right "tone at the top" and providing for full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the board meetings, or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Stockholder Communications with the Board; Nomination and Proposal Procedures

        Stockholder Communications with Directors.    Stockholders of Old Second may contact any member of the board of directors, or the board as a whole, through the Corporate Secretary either in person, in writing by mail or by e-mail at corporatesecretary@oldsecond.com. Any such communication should indicate whether the sender is an Old Second stockholder. The address for submitting communications to the board by mail is 37 South River Street, Aurora, Illinois 60506. Any communication will be forwarded promptly to the board as a group or to the attention of a specified director per your request, except for communications that are primarily commercial in nature or related to an improper or irrelevant topic.

        Nominations of Directors.    In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the date on which the previous year's proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee's business experience for at least the previous five years and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of our capital stock owned by that stockholder. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.

        In accordance with our Certificate of Incorporation, a stockholder may otherwise nominate a director for election to the board at an annual meeting of stockholders by giving timely notice in writing to our Corporate Secretary, at the address provided above. To be timely, stockholder nominations must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not fewer than 14 days nor more than 60 days prior to any meeting of stockholders called for the election of directors. However, if notice of the meeting is given to stockholders less than 21 days prior to the date of the meeting, written nominations must be delivered or mailed to our Corporate Secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Each written nomination must set forth the (i) name, age, business address and, if known, residence address of each nominee; (ii) principal occupation or employment of each such nominee for the past five years; and (iii) number of shares of stock of Old Second beneficially owned by each such nominee and by the nominating stockholder.

        Other Stockholder Proposals.    To be considered for inclusion in our proxy statement and form of proxy relating to our 2013 annual meeting of stockholders, the proposing stockholder must file a written notice of the proposal with our Corporate Secretary, at the above address, by December 23, 2012, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock at December 31, 2011, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the Summary Compensation Table (which can be found later in this proxy statement), and by all directors and executive officers of Old Second as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of December 31, 2011. Unless otherwise noted, the address of each 5% stockholder is 37 South River Street, Aurora, Illinois 60506.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class
5% Stockholders:
Old Second Bancorp, Inc.(2)	1,425,472	10.2%
Profit Sharing Plan & Trust
Dimensional Fund Advisors LP(3)	952,329	6.8%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Directors:
Edward Bonifas(9)	34,326	*
J. Douglas Cheatham(4)	182,541	*
James Eccher(5)	165,595	*
Barry Finn(9)	25,296	*
William Kane(9)	53,296	*
John Ladowicz(6)	313,266	2.2%
William Meyer(9)	93,314	*
Gerald Palmer(9)	51,962	*
J. Carl Schmitz(7)(9)	59,496	*
William B. Skoglund(8)	391,035	2.8%
All directors and executive officers as a group (11 persons)	1,370,127	9.8%

*
Less than 1%.

(1)
Includes ownership of shares of our common stock by spouse (even though any beneficial interest is disclaimed) and in our profit sharing plan and trust and our salary savings plan.

(2)
In addition, as of December 31, 2011, Old Second National Bank held in its trust department, in various fiduciary capacities (other than as trustee of our profit sharing plan and trust), 952,787 shares of our common stock. Old Second had full investment power with respect to 284,254 shares and shared investment power with respect to 41,889 shares.

(3)
As reported on a Schedule 13G filed on February 14, 2012.

(4)
Includes 87,000 shares issuable pursuant to options held by Mr. Cheatham as well as 31,192 shares of restricted stock, plus an additional 35,330 shares of restricted stock granted in February of 2011. Also includes 4,192 shares held in our profit sharing plan and trust, 23,427 shares held in our 401(k) plan, and 1,400 shares held in Mr. Cheatham's name alone. The shares of restricted stock granted to Mr. Cheatham are subject to two-year cliff vesting, and therefore the 20,000 shares granted in February of 2012 will fully vest in 2014.

(5)
Includes 71,666 shares issuable pursuant to options held by Mr. Eccher, as well as 37,906 shares of restricted stock in addition to 35,330 shares of restricted stock granted in February of 2011. Also includes 1,960 shares held in our profit sharing plan and trust, 6,245 shares held in our 401(k) plan, 10,050 in his name alone, 148 held with his spouse, and 2,290 shares held in brokerage. The shares of restricted stock granted to Mr. Eccher are subject to two-year cliff vesting, and therefore the 20,000 shares granted in February of 2012 will fully vest in 2014.

(6)
Includes 266,720 shares held in our 401(k) plan.

(7)
Mr. Schmitz has voting control of 50,000 shares held in the J. C. Schmitz Revocable Trust.

(8)
Includes 232,000 shares issuable pursuant to options held by Mr. Skoglund, as well as 61,929 shares of restricted stock plus an additional 35,330 shares of restricted stock granted in February of 2011. The total also includes 47,038 shares held in our profit sharing plan and trust, 14,206 shares held in our 401(k) plan, and 532 shares held in Mr. Skoglund's name alone. The shares of restricted stock granted to Mr. Skoglund are subject to two-year cliff vesting, and therefore the 20,000 shares granted in February of 2012 will fully vest in 2014.

(9)
Each director, with the exception of Mr. Cheatham, Mr. Eccher, Mr. Skoglund and Mr. Ladowicz, holds a total of 7,500 options from grants of 1,500 shares in each of 2005-2009, as well as 596 restricted stock units for 2009. Mr. Ladowicz was appointed to the board on February 8, 2008 and was awarded options in February of 2009 of 1,500 shares, along with the other Board members, as well as 596 restricted stock units. In addition, in January of 2010, all non-employee directors were given 1,200 restricted stock units. All options vest in three equal installments on the first three anniversaries of the grant date and the exercisable portion is included in these totals. The 596 restricted stock units are subject to cliff vesting and will fully vest in 2012. The 1,200 restricted stock units granted to all non-employee directors are subject to cliff vesting and will fully vest in 2013.

SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our directors, executive officers and ten percent stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. No person failed to comply with the filing requirements of Section 16(a) during 2011 and there are no late filings to report.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis describes Old Second's compensation philosophy and policies for 2011 and 2012 as applicable to the executive officers named in the Summary Compensation Table on page 25. This section explains the structure and rationale associated with each material element of the executive's compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section. It is important to note that Old Second and Old Second National Bank share an executive management team, the members of which are compensated by Old Second National Bank rather than Old Second. The compensation packages of the named executive officers are determined and approved by our Compensation Committee based upon their performances and roles for both Old Second and Old Second National Bank.

        The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the executive officers of Old Second. Further, as required by the rules established by the U.S. Treasury, guidance issued by the Federal Reserve and other financial institution regulatory agencies, and the SEC's guidance regarding risk associated with compensation arrangements (each as described more fully below), the Compensation Committee is also responsible for a more expansive risk review with respect to most of the compensation plans, policies and programs maintained for employees of Old Second. The Compensation Committee relies upon the input of management, particularly Mr. Skoglund, when carrying out its responsibilities in establishing executive compensation. Management provides the committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and equity awards. The committee also consults with management on matters that are relative to executive compensation and benefit plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans. Finally, the committee consults with management, specifically Old Second's senior risk officer, in completing the risk review with respect to employee compensation plans. No executive officer participates in any recommendation or decision regarding his or her own compensation.

        The Compensation Committee's charter gives it the authority to hire outside consultants to further its objectives and responsibilities. During 2011, the Compensation Committee retained ChaseCompGroup LLC to provide services to the committee in connection with a review of the compensation paid or provided to Old Second's named executive officers and Old Second's board of directors. ChaseCompGroup LLC does not provide any services, other than those performed at the direction of the Compensation Committee, to Old Second or Old Second National Bank.

        During 2011, the Compensation Committee convened in January, June, October and December. Mr. Palmer, Chairman of the committee, also met as needed with internal staff members to assimilate compensation information for this proxy statement. The Compensation Committee also met in February 2012 to approve salaries for 2012. Restricted stock was granted to our named executive officers in February 2011 and February 2012 as part of our executive incentive plan.

  Regulatory Impact on Compensation

        In order to more fully understand the Compensation Committee's decisions with respect to compensation during 2011, the committee believes it is beneficial to understand the regulatory context in which these decisions were made.

        As a publicly-traded financial institution, which is also a participant in the U.S. Treasury's Troubled Asset Relief Program ("TARP"), Old Second and Old Second National Bank must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require Old Second and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

        During 2011, Old Second continued as a participant in TARP. As a result of its participation, Old Second and certain of its employees have been and will continue to be subject to compensation-related limitations and restrictions for the period that the U.S. Treasury holds the preferred stock issued by Old Second in TARP. The TARP compensation limitations and restrictions include the following:

  •
  Except in limited circumstances, Old Second's five most highly compensated employees (as determined on an annual basis) are prohibited from receiving cash bonus payments during the TARP period. Messrs. Skoglund, Cheatham and Eccher were subject to this prohibition during 2011 and will continue to be subject to it during 2012 for as long as the U.S. Treasury retains its ownership of the preferred stock.

  •
  Except in limited circumstances, Old Second's named executive officers and its next five most highly compensated employees (each as determined on an annual basis) are prohibited from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change in control.

  •
  Our named executive officers and next 20 most highly compensated employees are subject to a "clawback" of incentive compensation if that compensation is based on materially inaccurate financial statements or performance metrics. Further, no one in this group of employees can receive any tax gross-up payment during the TARP period.

  •
  Old Second is limited to an annual deduction of $500,000 with respect to the compensation paid to each of our named executive officers.

        In addition to the foregoing limitations and restrictions, the TARP rules and regulations have required the Compensation Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by Old Second, regardless of whether the individual employee(s) covered by the plan, program or arrangement is a named executive officer. The risk assessments are performed by the senior risk officer and the committee. The senior risk officer and the committee review all compensation plans and arrangements to ensure that risks are identified and mitigated. The intent of these risk assessments is to minimize the opportunity that any employee will be incentivized to take unacceptable risks in order to maximize his or her compensation under such plans and arrangements.

        Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness, the FDIC has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution's overall financial condition.

        In the summer of 2010, the various financial institution regulatory agencies worked together to issue additional guidance, Guidance on Sound Incentive Compensation Policies, that was in many respects intended to serve as a compliment to the Safety and Soundness standards. As its title would imply, the joint agency guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the joint agency guidance is intended to focus the institution's attention on balanced risk-taking incentives, compatibility with effective controls and risk management, and a focus on general principles of strong corporate governance.

        Also, once further risk assessment guidelines and procedures, as required under the Dodd-Frank Act, are finalized by the financial institution regulatory agencies and the SEC, Old Second expects that it will also be subject to those further guidelines and procedures. However, initial guidance respecting the Dodd-Frank Act risk assessment guidelines and procedures was issued during 2011. In large part, that guidance restates the frameworks set forth in the Safety and Soundness standards and joint agency guidance described above.

        Finally, as a publicly-traded corporation, Old Second is also subject to the SEC's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements creates risks that are reasonably likely to have a material adverse effect on the company.

        The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for Old Second's named executive officers. In this regard, the committee has regularly revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into Old Second's compensation programs for named executive officers. In addition, the committee continues to anticipate final guidance under the Dodd-Frank Act and will be prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

Impact of Prior Say-on-Pay Votes on Compensation Decisions

        At Old Second's 2011 Annual Meeting, nearly 90% of voting stockholders approved the non-binding advisory proposal on the compensation of certain executive officers. Old Second, the board and the Compensation Committee pay careful attention to communications received from stockholders regarding executive compensation, including the non-binding advisory vote. Old Second considered the positive result of the 2011 advisory vote on executive compensation but not for specific 2011 compensation decisions. Based on this consideration and the other factors described in this Compensation Discussion & Analysis, the Compensation Committee did not alter the policies or structure for named executives' compensation for 2011.

Compensation Philosophy and Objectives

        Our philosophy is intended to align the interests of management with those of our stockholders without creating undue risk to Old Second. The executive compensation program is designed in a manner which the committee believes does not provide our executives with incentives to engage in business activities or other behavior that would threaten the value of Old Second or the investments of our stockholders.

        The executive compensation program is intended to accomplish the following objectives:

  •
  align the interests of our named executive officers with those of our stockholders;

  •
  maintain a corporate environment which encourages stability and a long-term focus for both Old Second and our management;

  •
  maintain a program which:

  •
  clearly motivates personnel to perform and succeed according to our current goals;

  •
  retains key personnel critical to our long-term success; and

  •
  does not create undue risk to Old Second; and

  •
  ensure that management:

  •
  fulfills its oversight responsibility to its constituents which include stockholders, customers, employees, the community and government regulatory agencies;

  •
  conforms its business conduct to the highest ethical standards;

  •
  remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

  •
  continues to avoid any conflict between its responsibilities to Old Second and each individual's personal interests.

Compensation Components

        General.    In recent years, the committee has been required to reevaluate the components of our compensation program because of the continuing impact of the TARP executive compensation rules. Historically, Old Second had included four major components in our named executive officers' compensation program: (i) base salary, (ii) annual cash bonus, (iii) equity awards and (iv) additional benefits. However, more recently, the committee has been unable to rely on annual cash bonuses as a component for some of our named executive officers because of the impact of the TARP compensation limitations and restrictions. As such, for those named executive officers, the committee has focused primarily on base salary, equity awards permitted under the TARP rules, and additional benefits.

        The Compensation Committee's decisions regarding each of the components for the named executive officers are based in part on the committee's subjective judgment and take into account qualitative and quantitative factors, as are discussed below. In reviewing an executive officer's compensation, the committee considers and evaluates all components of the officer's total compensation package. This involves reviewing base salary, bonus, incentive stock awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan and any other payments, awards or benefits that an officer earns (to the extent each is permitted under the TARP compensation limitations and restrictions). Additionally, the committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event, including the impact of the TARP compensation limitations and restrictions on these amounts. In this regard, in establishing compensation for 2011 and 2012, the committee utilized tally sheets summarizing these aggregated amounts.

        Base Compensation—Salary.    The Compensation Committee believes that base compensation should offer security to each executive sufficient to maintain a stable management team and environment. Because of the need to provide stability, salaries make up the largest portion of the executives' compensation. In establishing a senior executive officer's initial base salary the committee considers, among other things, the executive's level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

        The committee reviews salaries of the named executive officers on an annual basis. As with all of its decisions regarding compensation levels, when reviewing salaries the committee considers the levels of all aspects and components of the officer's compensation, including the individual's potential bonus and equity awards as well as the level of benefits and perquisites offered. All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight. Because of prevailing economic conditions and their impact on Old Second, the committee had not, prior to July 2011, raised base compensation for any of the named executive officers above the levels established in 2008. In July 2011, however, the committee decided to increase Mr. Eccher's salary by 10% to bring his salary more in line with the amount paid by similarly sized organizations to their bank's chief executive officers, as determined based on generally available survey information. After the base salary increase took effect on July 1, 2011, Mr. Eccher's base salary increased from $290,000 to $319,000.

        Cash Incentive Awards—Bonus.    The executive compensation restrictions contained in the TARP rules prohibit Old Second from paying or accruing cash bonuses on behalf of the top five most highly paid employees (as determined on an annual basis) during the TARP period. Messrs. Skoglund, Cheatham and Eccher were subject to the bonus prohibition during 2011 and will be subject to it again during 2012. As such, none of our named executive officers were eligible to receive, nor did they receive, a cash bonus with respect to Old Second's performance or their own individual performance during 2011.

        Long-Term Incentive Awards—Equity Awards.    The board and the Compensation Committee believe in senior management ownership of our common stock as an effective means to align the interests of senior management with those of the stockholders. In addition, because the TARP rules prohibit the payment of cash bonuses to our named executive officers, the committee has in recent years placed a greater focus on equity awards, which are permitted under the TARP rules. Our current long-term incentive plan (the "Incentive Plan"), which was approved by stockholders at the 2008 annual meeting, is intended to promote equity ownership in Old Second by the directors and selected officers and employees, focus the management team on increasing value to stockholders, increase their proprietary interest in the success of Old Second and encourage them to remain in the employ of Old Second or its subsidiaries for a long period of time. The current equity incentive plan authorizes the issuance of up to 575,000 shares of Old Second's common stock, including the granting of qualified stock options, non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights.

        All awards are at the discretion of the committee and are generally subjective in nature. In determining the number of equity awards to be granted to executive officers, the committee considers individual and corporate performance and whether the respective goals were obtained, the person's position and ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations. Because of the nature of equity awards, the committee also evaluates the prior awards of stock options and restricted stock and takes into account the overall wealth accumulation of a given executive officer through such awards.

        Pursuant to a formal equity compensation policy, all equity grants are finalized in the beginning of each calendar year. This allows for a more complete review of the full prior year when making equity awards as well as coordinating the granting of equity awards to a time when there is less likelihood of there being existing material, non-public information, as the grants will normally be made after the public release of Old Second's financial information for the prior year.

        Historically, we have granted stock options to the named executive officers and to other senior management while awarding restricted stock to other officers and employees. However, the TARP rules effectively serve to prohibit the granting of equity awards, other than restricted stock or restricted stock units, to our five most highly compensated employees. Therefore, for 2011 and 2012, the committee decided to grant restricted stock, in accordance with the TARP compensation limitations and restrictions, to the named executive officers. The committee believes that restricted stock is an appropriate employee retention tool. The number of equity awards to different levels of officers are relatively uniform throughout each level of officer and the value awarded is generally based upon a percentage of that officer's or employee's base salary. Typically, and outside of the restrictions imposed by the TARP compensation limitations and restrictions, all restricted stock would be subject to a three-year cliff-vesting period and would be subject to forfeiture until that three-year vesting period has passed. Those awards subject to the TARP compensation limitations and restrictions have a two-year vesting period but are subject to additional rules with respect to transferability and settlement as described below. Restricted stock awards are typically finalized at the beginning of each year, with the issuance effective as of the date of the Compensation Committee meeting.

        All Other Compensation.    We provide general and customary benefit programs to executive officers and other employees. Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards. While the benefits offered are competitive with the marketplace and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability or death. Benefits offered to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits although there are some additional perquisites that may only be offered to executive officers. Because of the nature of the benefits offered, the committee normally does not adjust the level of benefits offered on a year-to-year basis. Old Second will continue to offer benefits, the amount of which shall be determined from time-to-time in the sole discretion of the committee, provided that such benefits are not in the future determined to be limited or prohibited by the TARP rules.

        The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Officers/Mgrs.	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Perquisites:
Automobile Allowance	X	Not Offered	Not Offered
Country Club Membership	X	X	Not Offered

        Old Second Bancorp, Inc. Employees 401(k) Savings Plan and Trust.    Old Second sponsors a tax-qualified 401(k) savings plan and trust qualifying under Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute up to a dollar limit set by law. Since Old Second terminated its defined-benefit plan as of the end of 2005, the 401(k) plan became the primary retirement vehicle provided by Old Second for its officers and employees. Participants can choose between several different investment options under the 401(k) plan, including shares of Old Second's common stock.

        During 2011, Old Second provided a matching contribution on elective deferrals to eligible participants in an amount equal to 2% of each participant's salary. There is also a profit-sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant's annual compensation. The contribution amount granted each year is on a discretionary basis and there is no set formula used by the committee. No discretionary contribution was provided to employees based on 2011 financial performance of Old Second.

        Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Executives.    Old Second sponsors an executive deferred compensation plan, which provides a means for certain executives to voluntarily defer all or a portion of their salary and/or bonus, if any, without regard to the statutory limitations applicable to tax-qualified plans, such as our 401(k) plan. The deferred compensation plan provides for participant deferrals, company matching contributions and discretionary employer profit-sharing contributions. A company matching contribution is credited to the plan on behalf of a participant when the participant elects to defer the maximum amount permitted under the 401(k) plan (including catch-up contributions, if applicable) and keeps that level of deferral for the entire plan year. The company matching contribution is an amount up to 3%, provided at least a 6% deferral was met, of the participant's combined base salary and bonuses, less any matching contribution paid to the 401(k) plan on the participant's behalf. The determination of whether a profit-sharing contribution is made and in what amount is entirely at the committee's discretion and there is no set formula. For years during the TARP period after 2009, Old Second has suspended the matching contribution under the plan as well because that matching contribution may be prevented by the TARP bonus prohibition. Participants will continue to have the opportunity to make elective deferrals to the plan during the TARP period, unless there are further changes to the TARP rules. Participants are permitted to make hypothetical investment decisions with respect to the deferrals and Company contributions credited to their accounts under the plan in a mutual fund-like investment pool managed by an independent third party. Participants may elect to receive their plan balance in a lump sum or in installments. Participants may make a withdrawal from the plan during their employment in the event of hardship as approved by the plan's administrator. The plan is administered through an independent service provider.

        Other Perquisites.    It is our belief that perquisites for executive officers should be very limited in scope and value. Due to this philosophy, Old Second has generally provided very nominal benefits to executives that are not available to full-time employees and we plan to continue this approach in the future. We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities. These individuals are eligible to use the club membership for their own personal use. Additionally, we provide each of Mr. Skoglund and Mr. Eccher with an automobile allowance to enable them to visit our banking locations on a regular basis as well as to call on our customers. We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules. Old Second will continue to offer perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the committee, provided that such perquisites are not in the future determined to be limited or restricted by the TARP rules.

Compensation Decisions

        This section describes the decisions made by the committee with respect to the compensation for the named executive officers for 2011 and 2012. As noted above, the TARP rules have served to limit or prohibit, and we expect that they will continue to do so for the remainder of the TARP period, certain forms of compensation for our named executive officers.

        The following is a brief summary of the compensation decisions the committee effected for 2011 and 2012:

  •
  in 2011, initially, we maintained the same level of base salary as was established in 2008 for our senior executive officers, but we increased Mr. Eccher's base salary by 10% mid-year;

  •
  for 2012, we maintained the same level of base salary as was established in 2011;

  •
  no cash bonus payments were earned or awarded to our named executive officers with respect to 2011 performance;

  •
  the committee awarded restricted stock shares to Messrs. Skoglund, Cheatham and Eccher in 2011, and restricted stock shares to Messrs. Skoglund, Cheatham and Eccher in 2012; and

  •
  benefits and perquisites remained substantially similar in 2011 compared to prior years and we expect that will continue through 2012 unless otherwise limited or prohibited by the TARP rules.

        Base Salary.    We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above. The salaries for 2011, determined by the Compensation Committee at the beginning of 2011, are set forth in the Summary Compensation Table on page 25. In determining these salary levels, we generally considered the following:

  •
  the compensation philosophy and guiding principles described above;

  •
  the general economic factors in the financial industry beyond our control and the financial performance of Old Second compared to our peers;

  •
  the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at Old Second;

  •
  all of the components of executive compensation, including base salary, bonus, stock options, retirement and death benefits, as well as benefits and perquisites; and

  •
  internal pay equity among Old Second executives.

        In early 2012, the committee determined the base salaries for the executive officers for 2012. The committee decided to maintain base salaries at their 2011 levels. The base salaries for 2011 and 2012 are as follows:

Name	Position	2011 Base Salary		2012 Base Salary
William B. Skoglund	Chairman, Chief Executive Officer of Old Second	$495,000		$495,000
J. Douglas Cheatham	Chief Financial Officer of Old Second	$247,000		$247,000
James Eccher	Chief Executive Officer of Old Second National Bank	$290,000	(1)	$319,000

(1)
In January 2011, Mr. Eccher's base salary was maintained at its 2010 level of $290,000. However, in July 2011, the Compensation Committee increased Mr. Eccher's base salary to $319,000.

        In determining the base salaries for 2012, we considered the same general factors discussed above including the continuing general slowdown in the economy and growth of our earnings, return on average assets and overall assets.

        Bonus.    As described above, none of our named executive officers were eligible to receive, nor did they receive, a cash bonus with respect to Old Second's performance or their own individual performance during 2011.

        Equity Awards.    The Compensation Committee typically acts to award equity grants at the beginning of each year, specifically in the months of January and February. In early 2011 the committee granted to the named executive officers, who are subject to the TARP bonus prohibition, restricted stock that complied with the requirements of the TARP rules. Each of our named executive officers received 35,330 shares of restricted stock. In February 2012, the committee awarded 20,000 additional shares of restricted stock to each of our named executive officers. In setting grant levels for equity awards, the committee typically considers our compensation philosophy, the position and level of responsibility of each officer, our belief that equity awards should be a significant part of the total mix of executive compensation, the number of other equity awards currently held by each officer and the level of awards granted to them in prior years.

        The restricted stock granted in 2011 and 2012 to Messrs. Skoglund, Cheatham and Eccher is subject to the requirements set forth in the TARP compensation limitations and restrictions. As such, the awards will vest two years from the date of grant, but will not be transferable (other than to satisfy tax withholding obligations) until Old Second repays its TARP financial assistance. As each 25% of TARP assistance is repaid, 25% of the underlying awards become transferable.

        All Other Compensation.    While the committee reviews and monitors the level of other compensation offered to the named executive officers, the committee typically does not adjust the level of benefits offered on an annual basis. The committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. The perquisites received by the named executive officers in 2011 are reported in the Summary Compensation Table on page 25. The benefits offered in 2011 to the named executive officers are expected to continue for 2012, unless otherwise limited or prohibited by the TARP rules.

COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Old Second's Annual Report on Form 10-K for the year ended December 31, 2011.

        Section 111(b)(2)(A) of the Emergency Economic Stabilization Act requires the Compensation Committee to conduct, in conjunction with a senior risk officer of Old Second, a review of the incentive compensation arrangements in place between Old Second and its employees.

        The Compensation Committee certifies that, at least once every six months during the year ended December 31, 2011 (a) it has reviewed with the senior risk officer of Old Second the senior executive officer ("SEO") compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Old Second; (b) it has reviewed with the senior risk officer the employee compensation plans and has made reasonable efforts to limit any unnecessary risks these plans pose to Old Second; and (c) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Old Second to enhance the compensation of any employee ((a), (b) and (c) being collectively referred to as the "TARP Risk Assessment").

        In the course of conducting its TARP Risk Assessment, the Compensation Committee considered the overall business and risk environment confronting Old Second and how the SEO compensation plans and employee compensation plans serve to motivate employee behavior when operating within that environment. In particular, the Compensation Committee's TARP Risk Assessment focused on the following compensation plans (* denotes plans in which SEOs participate):

•

Amended and Restated Voluntary Deferred Compensation Plan for Executives*

•

Base Salary*

•

Commercial Interest Rate Swap Plan

•

Compensation and Benefits Assurance Agreements*

•

Customer Service/Support Center Plan

•

Discretionary Retention Bonus Program

•

Employees 401(k) Savings Plan and Trust*

•

2008 Equity Incentive Plan*

•

Loan Administration Plan

•

Officers Incentive Plan*

•

Residential Lending Commission Plan

•

Residential Lending Override Plan

•

Retail Banking Plan

•

Special Recognition Awards Program

•

Wealth Management Commission Plan

        With the exception of individual bonus goals designated under the Officers Incentive Plan, Old Second does not maintain any compensation plans in which only SEOs participate. For purposes of this discussion, references to "SEO compensation plans" mean the portion of an employee plan in which the SEOs participate.

        With respect to the SEO compensation plans, the Compensation Committee believes that such plans do not encourage Old Second's SEOs to take unnecessary or excessive risks that could harm the value of Old Second. The Compensation Committee believes this to be true because, as is more fully described in the Compensation Discussion and Analysis, the Compensation Committee strives to provide a balanced aggregate compensation package to our SEOs that serves to incentivize our SEOs to manage the business of Old Second in a way that will result in Company-wide financial success and value growth for our stockholders.

        We believe it is appropriate for our executives to focus certain of their efforts on near-term goals that have importance to Old Second; however, we also acknowledge that near-term focus should not be to the detriment of a focus on the long-term health and success of Old Second. In practice, providing base salary to any employee provides the most immediate reward for job performance. The Compensation Committee engages in an annual process, as is described in the Compensation Discussion and Analysis, to set base salary. We believe our process for establishing base salary is relatively free from risk to Old Second, as we do not typically make significant adjustments to base salary based on a single year's performance. The committee believes it is appropriate to reward our executives' focus on near-term goals, when such goals correspond to the overall Company or operating division goals and direction set by our board of directors. To reward the executives for such focus, the Compensation Committee maintains an annual cash incentive plan (i.e., Officers Incentive Plan) for our executives. In establishing our annual cash incentive plan, we try to provide an adequate level of incentive for the achievement of Company, operating division and individual goals, while also limiting the maximum amount that may be earned so that executives do not feel the need to strive for attainment of unreasonable or unrealistic levels of performance. In this way, we believe the design of the annual cash incentive plan does not encourage our executives to take unnecessary or excessive risks that could harm the value of Old Second.

        The other incentive compensation elements offered to our SEOs, with the exception of perquisites, are intended to reward performance over the long-term or are intended to focus our executives' attention on the long-term performance of Old Second. We feel there is little, if any, risk associated with our Employees 401(k) Savings Plan and Trust as it is a tax-qualified retirement plan that is subject to and maintained in accordance with the mandates of the Internal Revenue Code and the Employee Retirement Income Security Act. We believe our 2008 Equity Incentive Plan helps to tie our executives' interest more closely to those of our stockholders by giving them an equity interest in Old Second. We feel this equity interest in Old Second promotes a long-term focus among our executives on the financial success of Old Second. Finally, the Compensation Committee believes the deferred compensation arrangements (i.e., Amended and Restated Voluntary Deferred Compensation Plan for Executives, Compensation and Benefits Assurance Agreements) in place with respect to our SEOs encourage our executives to consider the long-term health of Old Second because, pursuant to the Internal Revenue Code and applicable guidance, those arrangements must be unfunded, unsecured promises to pay a benefit in the future. In the case of insolvency of Old Second, the executives participating in those arrangements would be treated as general unsecured creditors of Old Second, thus encouraging the executives to ensure a healthy organization remains after their tenures are concluded.

        With respect to the employee compensation plans, the TARP Risk Assessment has not resulted in a determination by the Compensation Committee that changes were necessary to bring such plans into compliance with the TARP rules. We believe Old Second has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

        The committee intends to continue, in accordance with its obligations under TARP, to periodically review and assess the SEO compensation plans and employee compensation plans to ensure that the risk-taking behavior incentivized by such plans is kept to an appropriate level. The committee will, as necessary, amend or discontinue any plan or revise any Company policy or procedure to meet its obligations under TARP.

Submitted by:

Mr. Gerald Palmer, Chairman
Mr. Edward Bonifas
Mr. William Kane
Mr. William Meyer

Members of the Compensation Committee

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our next most highly compensated executive officer:

Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Stock awards(1) (e)	Option awards (f)	Non-equity incentive plan compensation (g)	All other compensation(2) (i)	Total ($) (j)
William B. Skoglund	2011	$495,000	—	$37,450	—	—	$27,280	$559,730
Chairman and Chief	2010	495,000	—	279,300	—	—	31,430	805,730
Executive Officer—Old	2009	495,000	—	64,997	—	—	21,400	681,397
Second; Chairman of Old Second National Bank
J. Douglas Cheatham	2011	$247,000	—	$37,450	—	—	$16,470	$300,920
Chief Financial Officer	2010	247,000	—	141,400	—	—	20,634	409,034
	2009	247,000	—	82,330	—	—	10,590	339,920
James Eccher	2011	$304,500	—	$37,450	—	—	$27,280	$369,230
Chief Executive Officer—	2010	290,000	—	175,000	—	—	31,430	496,430
Old Second National Bank	2009	290,000	—	96,665	—	—	21,400	408,064

(1)
The amounts represent the grant date fair value for equity awards in accordance with ASC 718—"Compensation—Stock Compensation." A discussion of the assumptions used in calculating the values may be found in the notes to our audited financial statements included in our annual report to stockholders.

(2)
The 2011 amounts set forth in column (i) include the following:

	Mr. Skoglund	Mr. Cheatham	Mr. Eccher
401(k) match	$4,900	$4,900	$4,900
Life insurance	840	830	840
Automobile allowance	10,800	—	10,800
Country club dues	10,740	10,740	10,740

Total	$27,280	$16,470	$27,280

Grants of Plan-Based Awards

Name	Grant date	All Other Stock Awards; Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards
William B. Skoglund Cash Bonus Plan Restricted Stock Award	2/15/11	35,330	(1)	$37,450
J. Douglas Cheatham Cash Bonus Plan Restricted Stock Award	2/15/11	35,330	(1)	$37,450
James Eccher Cash Bonus Plan Restricted Stock Award	2/15/11	35,330	(1)	$37,450

(1)
The amounts represent shares of restricted stock that vest two years from the grant date, but will not be transferable (other than to satisfy tax withholding obligations) until Old Second repays its TARP financial assistance. As each 25% of TARP assistance is repaid, 25% of the vested portion of the underlying awards becomes transferable. Each of Messrs. Skoglund, Cheatham and Eccher received an additional award of 20,000 shares of restricted stock in February 2012. Because these shares were awarded in 2012, they are not reflected in this table.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning the exercisable and unexercisable stock options at December 31, 2010 held by the individuals named in the Summary Compensation Table:

	Option Awards				Stock Awards
Name (a)	Number of securities underlying unexercised options (#) Exercisable(1) (b)	Number of securities underlying unexercised options (#) Unexercisable(1) (c)	Option exercise Price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#)(2) (g)	Market value of shares or units of stock that have not vested ($)(3) (h)
William B. Skoglund	32,000		18.81	12/17/2012
	32,000		25.08	12/16/2013
	32,000		32.59	12/21/2014
	32,000		31.34	12/20/2015
	32,000		29.20	12/19/2016
	40,000		27.75	12/18/2017
					75,230	$97,799
J. Douglas Cheatham	12,000		18.81	12/17/2012
	12,000		25.08	12/16/2013
	12,000		32.59	12/21/2014
	12,000		31.34	12/20/2015
	12,000		29.20	12/19/2016
	15,000		27.75	12/18/2017
					55,530	$72,189
James Eccher	7,000		18.81	12/17/2012
	8,000		25.08	12/16/2013
	12,000		32.59	12/21/2014
	12,000		31.34	12/20/2015
	12,000		29.20	12/19/2016
	20,000		27.75	12/18/2017
					60,330	$78,429

(1)
All options granted prior to December 31, 2005 vested on that date. Options granted on December 19, 2006 and December 18, 2007 vested in three equal installments on the first three anniversaries of the grant date.

(2)
Each award of restricted stock granted to Messrs. Skoglund, Cheatham and Eccher will vest in full on the second anniversary of each date of grant. However, pursuant to the TARP rules, the shares will become transferable in 25% increments only as we repay each 25% increment of TARP assistance.

(3)
Based upon the closing price of the common stock as of December 31, 2011.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
William B. Skoglund	$—	$—	$10,153	$—	$458,304
J. Douglas Cheatham	—	—	4,647	73,091	75,727
James Eccher	—	—	0	4,736	70,318

        As described in the Compensation and Discussion Analysis section, we sponsor an executive deferred compensation plan, which is a means by which certain executives may voluntarily defer all or a portion of their salary and/or bonus without regard to the statutory limitations under tax qualified plans. The plan is funded by participant deferrals, company matching contributions and discretionary employer profit sharing contributions. Participants may invest their deferrals and Old Second contributions, if made, to the plan on their behalf in a mutual fund-like investment pool managed by an independent third party. Participants may elect to receive their plan balance in a lump sum or in installments. Participants are permitted, in the discretion of the administrator, to make a withdrawal from the plan during their employment in the event of hardship.

Potential Payments Upon Termination or Change in Control

        The TARP rules prohibit Old Second from making "any payment" to the named executive officers "for departure from the company for any reason, except for payments for services performed or benefits accrued." Except in the case of an officer's death or disability, the TARP rules will generally prohibit the payment of any severance amounts and will also serve to restrict the ability of Old Second to accelerate the vesting of any compensation and/or benefits upon a termination of employment or a change in control.

        The committee believes that, even though the TARP rules will prohibit such payments if a change in control or other termination of employment occurs during the TARP period, it is beneficial to understand the terms of the arrangements that would apply except for such TARP rules. Each of Messrs. Skoglund, Cheatham and Eccher entered into Compensation and Benefits Assurance Agreements with Old Second (each, an "Assurance Agreement"), which provide for payments and benefits to a terminating executive following a change in control of Old Second. In addition, our Cash Incentive Plan provides for termination related benefits. Other than the benefits provided by the Assurance Agreements and pursuant to the Cash Incentive Plan, none of our named executive officers will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control.

        Assurance Agreements.    Other than as is provided in the Assurance Agreements, and except as is provided in accordance with the terms of our equity incentive plan and our cash incentive plan for executive officers, no named executive officer will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control. The Assurance Agreements have an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods. Upon the occurrence of a change in control, the terms of the Assurance Agreements shall automatically renew for a two-year period (three-year period, in the case of Mr. Skoglund) and terminate following such extended period. The Assurance Agreements provide that, in the case of: (i) a termination of employment by Old Second without "cause" within six months prior to, or 24 months (36 months, in the case of Mr. Skoglund) immediately following, a change in control, (ii) a termination of employment by an executive for "good reason" within 24 months (36 months, in the case of Mr. Skoglund) following a change in control or (iii) a material breach by Old Second (or any successor) of a provision of the Assurance Agreement, an executive officer will be entitled to:

  •
  Payment, in a single lump sum, of accrued base salary, accrued vacation pay, unreimbursed business expenses and all other items earned by or owed to the executive through and including the date of termination.

  •
  Payment, in a single lump sum, of a severance benefit equal to two times (three times, in the case of Mr. Skoglund) the sum of (i) the greater of the executive's annual rate of base salary in effect upon the date of termination or the executive's annual rate of base salary in effect immediately prior to the occurrence of the change in control and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs.

  •
  Immediate 100% vesting of all stock options and any other awards which have been provided to the executive by Old Second under any of its incentive compensation plans.

  •
  At the exact same cost to the executive, and at the same coverage level as in effect as of the executive's termination, a continuation of the executive's (and the executive's eligible dependents') health insurance coverage for 24 months (36 months, in the case of Mr. Skoglund) from the date of termination. In the event that the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the executive or the executive's eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any).

  •
  At Old Second's expense, standard outplacement services for a period of up to one year from the date of executive's termination. The maximum amount to be paid by Old Second for such outplacement services is limited to $20,000.

  •
  Where, upon the occurrence of a change in control, an executive is subject to certain excise taxes under Section 280G of the Internal Revenue Code, Old Second will reimburse the executive for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes. While circumstances could exist under which excise tax gross-up payments would be due to the executive officers, we do not believe that any payments made to any of the named executive officers as a result of a termination of employment in connection with a change in control occurring on December 31, 2011 would result in the imposition of an excise tax under the Internal Revenue Code.

        In exchange for the payments and benefits provided under the Assurance Agreements, the executive officers agree to be bound by a 24 month (36 month, in the case of Mr. Skoglund) restrictive covenant. The restrictive covenant will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than Old Second's board of directors) confidential or proprietary knowledge or information which the executive officers may acquire in the course of their employment.

        The Assurance Agreements define certain relevant terms, generally, as follows:

  •
  "Cause" means the occurrence of any one or more of the following: (i) a demonstrably willful and deliberate act or failure to act by the executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of Old Second, which causes actual material financial injury to Old Second, or any of its subsidiaries, and which action or inaction is not remedied within fifteen business days of written notice from Old Second or the subsidiary for which the executive works; or (ii) the executive's conviction for committing an act of fraud, embezzlement, theft or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to Old Second or any of its subsidiaries.

  •
  "Good reason" means the occurrence of any one or more of the following within the 24-month period (36-month period, in the case of Mr. Skoglund) following the change in control: (i) a material reduction or alteration in the nature or status of authorities, duties or responsibilities from those in effect as of 90 days prior to the change in control; (ii) moving the executive's principal office more than 25 miles from its location immediately prior to the change in control; (iii) a material reduction of the executive's base salary and/or other benefits; and, (iv) a material breach by Old Second or a successor, of any term of the Assurance Agreement, including any failure by Old Second to ensure assumption of the Assurance Agreement by a successor or any failure of a successor company to assume and agree to perform Old Second's entire obligations under the Assurance Agreement.

  •
  "Change in control" means (i) any person, company or other entity, other than an employee benefit plan or subsidiary company of Old Second, becoming the beneficial owner, either directly or indirectly, of 33% or more of Old Second's stock; (ii) during any two consecutive years, a change in a majority of the members of Old Second's board of directors; or (iii) consummation of a merger or consolidation where stockholders of Old Second before the merger or consolidation do not own more than 67% of the resulting entity, a complete liquidation or dissolution of Old Second or a sale or other disposition of substantially all of Old Second's assets.

        In exchange for the payments and benefits provided under the Assurance Agreements, the executive officers agree to be bound by confidentiality, non-competition and non-disclosure provisions.

        Except for payments and benefits provided by the Assurance Agreements, all other payments and benefits provided to any NEO upon termination of his or her employment are the same as the payments and benefits provided to other eligible employees of Old Second.

        The TARP rules do not prohibit payments made to a named executive officer (or his estate) where the officer's employment terminates as a result of his death or disability. Our Cash Incentive Plan provides for the payment of a pro rata cash bonus to be paid in the case of death or disability. Since no cash bonus was paid for 2011, there would have been no pro rata bonus as of December 31, 2011.

        Retirement, Death and Disability.    Generally speaking, a termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to other employees. Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

  •
  Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee or beneficiary shall have a period of twelve months following such termination during which to exercise his or her vested stock options.

  •
  Any unvested restricted stock outstanding at the time of an employee's termination due to death or disability shall become immediately 100% vested upon such termination.

        Also, it should be noted that, pursuant to existing agreements, as of the time of a termination of employment due to retirement, all unvested stock options shall become immediately 100% vested; however, this acceleration of vesting will not be true in the case of a retirement during the TARP period.

        Acceleration of Vesting Upon a Change in Control.    All employees, including the named executive officers, who receive stock options or restricted stock under our equity incentive plan will immediately vest in any unvested stock options and restricted stock held by such employees upon the occurrence of a change in control. Note, however, that this acceleration of vesting will not be true in the case of a retirement during the TARP period.

 DIRECTOR COMPENSATION

        Each director of Old Second also serves as a director of Old Second National Bank. In 2011 each non-employee director received $1,000 for every board meeting and $500 for every committee meeting attended if there were no other bank-level meetings held that day. Non-employee directors of Old Second National Bank received a $13,000 annual retainer. Due to increased responsibilities associated with mandates from Sarbanes-Oxley, the Lead Director and Compensation Committee Chairman, Mr. Palmer, received an $18,000 retainer in 2011 and the Audit Committee Chairman, Mr. Finn, received a $20,000 annual retainer in 2011, due to increased meetings and increased time spent on behalf of the Audit Committee. Messrs. Skoglund, Eccher and Cheatham, as executive officers of Old Second, did not receive any board fees for his service on Old Second's board, nor did he receive board fees for his service on the board of the Old Second National Bank. The following table sets forth the fees earned by each non-employee director and senior director in 2011:

Name	Fees earned or paid in cash ($)(1)	Total ($)
Edward Bonifas	$45,500	$45,500
Marvin Fagel(2)	25,000	25,000
Barry Finn	49,000	49,000
William Kane	34,000	34,000
John Ladowicz	45,500	45,500
William Meyer	36,500	36,500
Gerald Palmer	46,500	46,500
James C. Schmitz	45,000	45,000

(1)
We maintain the Old Second Bancorp Directors Fee Deferral Plan, under which directors are permitted to defer receipt of their directors' fees and earn a rate of return based upon the performance of our stock. We may, but are not required to, contribute the deferred fees into a trust, which may hold our stock. The plan is a nonqualified deferred compensation plan and the directors have no interest in the trust. The deferred fees and any earnings thereon are unsecured obligations of Old Second. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to stockholders. We do not pay any above-market interest on the compensation or fees deferred by the directors.

(2)
Mr. Fagel resigned from the board of directors as of May 17, 2011.

Compensation Committee Interlocks and Insider Participation

        During 2011, the members of the Compensation Committee were Messrs. Kane, Meyer and Palmer. None of these individuals was an officer or employee of Old Second or its subsidiaries in 2011, and none of these individuals is a former officer or employee of either organization. In addition, during 2011, no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our Compensation Committee was engaged as an executive officer.

Transactions with Management

        Our directors and executive officers and their associates were customers of, and had transactions with, Old Second and our subsidiaries in the ordinary course of business during 2011. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships, in the opinion of management, were in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender. All such loans are approved by Old Second National Bank's board of directors in accordance with the bank regulatory requirements. Additionally, the Audit Committee considers other non-lending transactions between a director and Old Second, including its subsidiaries, to ensure that such transactions do not affect a director's independence.

        Edward Bonifas, one of our directors, is the Vice President of Alarm Detection Systems, Inc., a firm providing electronic security and monitoring services to Old Second. In 2011, Old Second was billed $256,261.04 for the services provided by Alarm Detection Systems. Pursuant to its policies on such related-party transactions, the Audit Committee has reviewed and approved Old Second's transactions with Alarm Detection Systems, and the board has further determined that such transactions do not affect Mr. Bonifas's status as an independent director pursuant to the rules of the Nasdaq Stock Market.

PROPOSAL 2:

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER
COMPENSATION

        Section 14A of the Exchange Act, as created by Section 951 of Dodd-Frank, and the rules and regulations promulgated thereunder, require publicly traded companies, such as Old Second, to conduct a separate stockholder advisory vote to approve the compensation of certain executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, commonly referred to as a "say-on-pay" vote. In addition, the American Recovery and Reinvestment Act of 2009 ("ARRA") includes a provision requiring participants in the TARP Capital Purchase Program, such as Old Second, to provide such say-on-pay votes so long as any obligation arising under the program remains outstanding.

        Section 14A and the rules promulgated thereunder also require public companies to provide a separate stockholder vote regarding the frequency with which such say-on-pay votes should occur: every year, every two years or every three years. However, companies subject to ARRA, such as Old Second, are required to provide a say-on-pay vote at any annual meeting of stockholders for which proxies are solicited for the election of directors (or a special meeting in lieu of such annual meeting), and are therefore exempt from the requirement to provide stockholders with a frequency vote for so long as they remain subject to ARRA.

        In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our executive officers, but no vote regarding the frequency of future such say-on-pay votes is required at this time.

        As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of Old Second's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2011. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our executive officers in fiscal 2011 reflects and supports these compensation policies and procedures.

        The following resolution is submitted for stockholder approval:

        "RESOLVED, that Old Second Bancorp, Inc.'s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in Old Second's proxy statement dated April 16, 2012."

        Approval of this resolution requires the affirmative vote of holders of a majority of the shares of stock having voting power and present in person or represented by proxy at the annual meeting. While this say-on-pay vote is required, as provided in both the ARRA and Section 14A of the Securities Exchange Act, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

Board Recommendation

        The board of directors recommends stockholders vote to approve the overall compensation of our named executive officers by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 PROPOSAL 3:

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

        Stockholders are also being asked to adopt a resolution to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2012. If the stockholders do not ratify the selection of Plante & Moran, PLLC at the annual meeting, the Audit Committee will consider selecting another firm of independent public accountants. Representatives from Plante & Moran, PLLC are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by stockholders.

Board Recommendation

        The board of directors recommends that you vote your shares "FOR" the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2012.

Accountant Fees

        Audit Fees.    The aggregate fees and expenses paid to Plante & Moran PLLC in connection with the audit of our annual financial statements and the related securities filings were $342,077 for 2011 and $196,281 for 2010. The higher payment in 2011 is primarily the result of payments in 2011 for work done in 2010 and a modest increase in the contractual rate for professional services.

        Audit Related Fees.    Audit related fees paid to Plante & Moran PLLC were $95,500 for 2011 and were $14,500 for 2010. The higher payment is primarily the result of payments in 2011 for work done in 2010 and payment for additional professional services provided in 2011.

        Tax Fees.    There were no amounts for tax related services billed by Plante & Moran, PLLC for 2011 or 2010.

        All Other Fees.    There were no aggregate fees or pre-approved expenses billed by Plante & Moran, PLLC for all other services rendered to us during the years ended December 31, 2011 and 2010.

        The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by the independent accountants and the committee exercises its authority to do so in accordance with a policy that it has adopted. All services provided by Plante & Moran, PLLC were approved pursuant to the pre-approval policy. The pre-approval policy is available on our website at www.oldsecond.com.

AUDIT COMMITTEE REPORT

        The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of directors who are independent under the rules of the Nasdaq Stock Market.

        The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2011 with our management and Plante & Moran, PLLC, the independent registered public accounting firm that audited our financial statements for that period. The committee has discussed with Plante & Moran, PLLC the matters required to be discussed by SAS 114 (The Auditor's Communication With Those Charged With Governance) and received and discussed the written disclosures and the letter from Plante & Moran, PLLC required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). Based on the review and discussions with management and Plante & Moran, PLLC, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully,
Barry Finn, Chairman
Ed Bonifas
John Ladowicz
James Schmitz

 GENERAL

        We will bear the cost of this proxy solicitation. Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

        As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By order of the board of directors
William B. Skoglund Chairman and Chief Executive Officer

Aurora, Illinois
April 16, 2012

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

OLD SECOND BANCORP, INC. TO BE HELD ON MAY 15, 2012

The undersigned hereby appoints William Meyer, Gerald Palmer, and James C. Schmitz, or any two of them acting in the absence of the other, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of common stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders to be held at Waubonsee Community College, 18 S. River Street, Aurora, Illinois on the 15th day of May, 2012 at 10:00 a.m., central time, and at any and all postponements or adjournments of the meeting.

1.              Election of Directors:

FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
☐	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.)

(Term Expires 2015)

J. Douglas Cheatham, James Eccher, Gerald Palmer, James Carl Schmitz

2.              Approval, in a non-binding, advisory vote, of our executive compensation disclosed in the Proxy Statement for the Annual Meeting of Stockholders.

☐	☐	☐
For	Against	Abstain

3.              Ratification and approval of the selection of Plante & Moran, PLLC as our independent registered public accountants for the fiscal year ending December 31, 2012.

☐	☐	☐
For	Against	Abstain

4.              In accordance with their discretion, upon all other matters that may properly come before said meeting and any postponements or adjournments of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1, FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION IN PROPOSAL 2 AND FOR THE RATIFICATION OF THE AUDITORS IN PROPOSAL 3.

Dated:	, 2012

Signature(s)

NOTE:  PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE.  ALL JOINT OWNERS OF SHARES SHOULD SIGN.  STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.  PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

(over)

PLEASE INDICATE WHETHER YOU WILL BE ATTENDING THE ANNUAL MEETING ON MAY 15, 2012:

The meeting will be held at Waubonsee Community College, 18 S. River Street, Aurora, Illinois.

☐ Yes, I plan to attend the meeting.

☐ No, I do not plan to attend the meeting.

Signed:

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
NOMINEES
CONTINUING DIRECTORS
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION
PROPOSAL 3: RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
GENERAL